SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 12, 2012

Guidance Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33197	95-4661210
(Commission File Number)	(IRS Employer Identification No.)

215 North Marengo Avenue, Pasadena, CA	91101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 626-229-9191

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 12, 2012, Guidance Software, Inc. (“the Company,” “we,” “us” and “our”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Bank of the West (the “Lender”). The Loan Agreement creates a line of credit to provide for one or more revolving loans, non-revolving loans or term loans and up to $3,000,000 in standby letters of credit (the “Loans”). The maximum principal amount of Loans that may be outstanding at any given time under the Loan Agreement, including standby letters of credit, is $7,000,000. Any borrowings under the Loan Agreement would be collateralized by substantially all our assets. The Loan Agreement requires that we remain in compliance with certain financial covenants, including that we maintain unrestricted cash and marketable securities of not less than $12,500,000, that we maintain a ratio of total funded indebtedness to EBITDA of not greater than 2.25 to 1, that we maintain a ratio of cash flow to current portion of long-term debt of not less than 1.25 to 1, and that we shall not allow a cumulative net loss of more than $5,000,000 during any fiscal year. Borrowings under the Loan Agreement bear interest at one of the following rates (as selected by us): a rate equal to the Lender’s alternate base rate plus 1.00% or LIBOR plus 2.25%. All principal, interest and other amounts owing under the Loan Agreement will be due and payable in full on or prior to June 30, 2014. The Loan Agreement supersedes and replaces our Amended and Restated Credit Agreement, dated as of May 1, 2007 and as amended from time to time, by and between the Company and the Lender, which expired on May 31, 2012.

The foregoing description of the Loan Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Loan Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Loan and Security Agreement, dated July 12, 2012, by and between Guidance Software, Inc. and Bank of the West.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guidance Software, Inc.

(a Delaware Corporation)

/S/ VICTOR LIMONGELLI
Victor Limongelli

Chief Executive Officer, President and Director

July 17, 2012